Exhibit 99.1

Investor Release

Q1 2010 Selected Operating and Financial Results

Continued Triple Play Growth at Unitymedia

Cologne, May 7, 2010 — Unitymedia GmbH (“Unitymedia”), the second largest cable operator in Germany is today providing selected, preliminary unaudited financial and operating information for the three months (“Q”) ended March 31, 2010. Unitymedia is an indirectly owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Unitymedia website (www.unitymedia.de) as well as to the Liberty Global website (www.lgi.com). In addition, Unitymedia’s financial statements with the accompanying notes are expected to be posted to both websites prior to the end of May 2010.

Financial and operating highlights for the quarter ended March 31, 2010 as compared to the results for the same period last year (unless noted) include:

Cable Operating Performance*:

•                  Total RGUs increased 6% to 5.8 million

•                  Quarterly net RGU additions of 92,000 as compared to 88,000

•                  Advanced services subscriptions, consisting of digital cable, internet and telephony, grew by 30% or 618,000 to 2.7 million RGUs

•                  Telephony and internet RGUs increased 49% and 45%, respectively

•                  During Q1 2010, 75% of all new internet additions took Unity3play

•                  Digital penetration increased to 31% from 26%

•                  Both internet and telephony penetration reached 8% of two-way homes passed, up from 6%

Cable Financial Results and Highlights*:

•                  Cable revenue growth of 5% to €228 million, with blended ARPU per customer increasing 7% to €14.68 per customer

•                  Cable Adjusted EBITDA increased 8% to €120 million

•                  Cable Adjusted EBITDA margin increased 170 basis points to 53%

•                  Cable capital expenditures decreased to 22% of cable revenue from 28%

•                  Repaid pre-acquisition capital structure and completed UPC Germany debt pushdown

*    For definitions and reconciliations of certain financial and subscriber metrics please see pages 8-11.

Unitymedia Operating Statistics Summary

Unitymedia Cable Segment

	March 31,		%
(in’000s unless otherwise noted)	2010	2009	Change

Footprint
Homes Passed(1)	8,802	8,735	1%
Two-Way Homes Passed(2)	8,115	7,526	8%

Subscribers (RGUs(3))
Analog Cable(4)	3,109	3,373	(8)%
Digital Cable(5)	1,415	1,204	18%
Total Video	4,523	4,577	(1)%
Internet(6)	639	442	45%
Telephony(7)	638	428	49%
Total RGUs	5,800	5,447	6%

Quarterly RGU Net Additions
Analog Cable	(62)	(126)	51%
Digital Cable	53	88	(40)%
Total Video	(9)	(38)	76%
Internet	50	61	(19)%
Telephony	52	65	(20)%
Total RGU Net Additions	92	88	4%

Penetration
Digital Cable as % of Total Video Subscribers(8)	31.3%	26.3%	5	pp
Internet as % of Two-Way Homes Passed(9)	7.9%	5.9%	2	pp
Telephony as % of Two-Way Homes Passed(9)	7.9%	5.7%	2	pp

Customer Relationships
Customer Relationships(10)	4,572	4,577	0%
RGUs per Customer Relationship	1.27	1.19	7%

ARPU (€)(11)
Blended ARPU per Customer Relationship	14.68	13.69	7%

arena Segment
arenaSAT Customers(12)	51	184	(72)%

Note: Minor differences in figures throughout this document are due to rounding. For footnote disclosure please refer to page 10

Subscriber Statistics

Following the acquisition by Liberty Global, we have changed the manner of accounting for our video and internet subscriber base as of Q1 2010. Regarding the video subscriber base, Pay TV RGUs are not accounted for separately but treated as an additional service that a digital cable RGU is subscribing to in addition to the underlying basic cable access service. In addition, a customer subscribing to our basic digital service will be counted as a digital cable subscriber, but not as an analog cable subscriber. Therefore, a customer taking our basic digital cable service as well as one or more Pay TV packages and/or digital video recorder (“DVR”) subscriptions is counted as one digital cable RGU. In terms of our internet RGU base, we are including customers taking retail broadband products (ranging from 2 to 120 MB/s) as well as those Multimedia-Anschluss (“MMA”) RGUs, the wholesale 128 KB/s internet product for landlords, which have requested and received a modem that enables the receipt of the service. Prior period figures have been adjusted to conform to the new subscriber policies and further adjustments to our subscriber counting policies are possible in future periods as we continue the integration process with Liberty Global. For more detail and an RGU overview of prior quarters under the revised RGU definition please refer to page 8 of this release.

At March 31, 2010, we had 5.80 million RGUs, reflecting an increase of 6%, as compared to our 5.45 million RGUs at March 31, 2009. The improvement in RGUs was due to growth in our advanced services of digital cable, internet and telephony, which increased 30% from 2.07 million as of March 31, 2009 to 2.69 million as of March 31, 2010. This growth resulted in part from a combination of our high value product offerings and an increased consumer awareness of our triple-play services. Of our total RGUs at Q1 2010, advanced services represented 46%, as compared to 38% in the prior year period.

We finished the three months ended March 31, 2010 with 639,000 and 638,000 internet and telephony RGUs, respectively. As compared to March 31, 2009, our internet RGUs increased by 197,000 or 45% and our telephony RGUs increased by 210,000 or 49%. Our internet growth has been driven primarily by the strong take-up of Unity3play services, which offers the consumer a bundled offering consisting of digital basic cable programming, internet and telephony services. Additionally, the triple-play bundle is fueling our telephony RGU growth, as over 90% of our internet additions in the quarter also subscribed to our telephony service.

Our video subscriber base at March 31, 2010 totaled 4.52 million RGUs, consisting of 3.11 million analog and 1.42 million digital subscribers. Over the last twelve months, our video base declined by 1% or 54,000 RGUs, primarily as a result of previous price increases in our single and multi-user segments. A highlight of the last twelve months has been the addition of 211,000 digital cable RGUs, of which 53,000 were in Q1 2010. This increase has been driven by the ongoing conversion of analog cable subscriptions into digital as well as continued strong take-up of Unity3play. As a result, our digital cable penetration at March 31, 2010 was 31%, up from 26% at March 31, 2009.

At arenaSAT, our subscriber base decreased to 51,000 subscribers at March 31, 2010, from 184,000 at March 31, 2009. This was primarily due to expected churn from Bundesliga subscribers, as the Premiere (now Sky Deutschland) sublicense agreement expired on June 30, 2009.

ARPU per Customer

A key component of our business strategy is to increase the penetration of our advanced services by providing our customers with a compelling value proposition through our bundled product offerings and enhanced digital video functionality and content. As a result, one of our objectives is to increase our ARPU per customer through a combination of migrating our largely single-play analog cable customers to digital video and upselling our customers to our Unity3play services, as customers increasingly recognize the value of our bundled products. As part of our business strategy, we are seeking to accelerate the roll-out of next-generation high-speed internet, using EuroDOCSIS 3.0 technology, as well as high definition television.

In the last twelve months, we have increased our RGUs per customer relationship by 7% to 1.27x at March 31, 2010 from 1.19x at March 31, 2009. Over the same period, our blended ARPU per cable Customer Relationship has increased by 7% to €14.68 for the three months ended March 31, 2010, as compared to €13.69 for the three months ended March 31, 2009.

Unitymedia Preliminary Unaudited EU-IFRS* Selected Financials

	Three months ended March 31,		%
(in €m, unless otherwise noted)	2010	2009	Change

Revenue(13)
Unitymedia Cable	227.6	217.1	5%
arena	3.4	79.6	(96)%
Consolidated	231.0	296.7	(22)%

Adjusted EBITDA(14)
Unitymedia Cable	120.2	111.0	8%
arena	1.1	9.9	N/M
Consolidated	121.2	120.9	N/M

Capital Expenditures(15)
Unitymedia Cable	49.3	60.8	(19)%
arena	0.0	0.3	N/M
Consolidated	49.3	61.1	(19)%

Key Financial Metrics for Unitymedia Cable
Cable Adjusted EBITDA Margin(16)	52.8%	51.1%	2	pp
Cable CapEx as % of Cable Revenue	21.6%	28.0%	(6	)pp

Revenue

For the quarter ended March 31, 2010, cable revenue amounted to €228 million, reflecting an increase of 5%, as compared to €217 million for the quarter ended March 31, 2009. The increase was primarily due to increased revenue from advanced services, as we continued to experience strong demand for our lead consumer product, Unity3play, and to a lesser extent, the positive impact of an increase in our basic cable pricing effective January 1, 2010 for certain multi-user contracts. These were partially offset by the impact of the discontinuation of retailing Bundesliga programming in the digital cable business and basic video subscriber churn resulting in part from previous price increases.

arena generated revenue of €3 million in the quarter ended March 31, 2010, as compared to €80 million in the quarter ended March 31, 2009. The decrease in revenue was primarily due to the discontinuation of Premiere share revenue recognition and sublicense fees from Premiere, as the underlying Bundesliga sublicense agreement with Premiere expired on June 30, 2009, as well as lower subscription revenue.

* International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

Adjusted EBITDA

As a result of our acquisition by Liberty Global, we have revised our definition of Adjusted EBITDA and current and prior period amounts are presented under the revised definition. For more information, please refer to footnote 14 and page 9 of this release.

For the quarter ended March 31, 2010, Cable Adjusted EBITDA was €120 million, reflecting an increase of 8%, as compared to the quarter ended March 31, 2009. This growth was primarily due to increased take-up of our advanced services and was partially offset by higher costs to service our RGU base, including costs related to interconnection and customer care. In terms of margins, we achieved a Cable Adjusted EBITDA margin of 52.8% in Q1 2010, as compared to 51.1% in Q1 2009. This year-over-year margin improvement was primarily due to lower programming expenses following the discontinuation of Bundesliga programming, the January 1, 2010 price increase in our video business as well as operating leverage inherent in our business.

Capital Expenditures

Capital expenditures for the cable segment decreased from €61 million for the quarter ended March 31, 2009 to €49 million for the quarter ended March 31, 2010, primarily driven by a lower volume of network backbone upgrades. For the quarter ended March 31, 2010, capital expenditures were 22% of cable revenue. As of March 31, 2010, the network was 92% upgraded for two-way services up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis. In line with our strategy to offer our customers competitive broadband services at very high speeds we plan to have approximately 80% of our two-way homes passed upgraded to EuroDocsis 3.0 standard by the end of 2010.

Capital Resources

The following table details our nominal, consolidated third-party financial debt as of March 31, 2010:

Unitymedia Financial Debt	Maturity Date	Interest Rate	Nominal Value
			in € millions

Euro Senior Secured Notes	Dec. 1, 2017	8.125%	1,430.0
USD Senior Secured Notes	Dec. 1, 2017	8.125%	624.4	(17)
Senior Notes	Dec. 1, 2019	9.625%	665.0
Revolving Credit Facility	Dec. 31, 2014	Euribor + 3.75%	80.0	(18)

The following table provides a reconciliation of our consolidated third-party financial debt to the EU-IFRS balance sheet value as of the indicated periods:

	March 31, 2010	December 31, 2009
	in €millions
Existing Debt Prior to Closing of Liberty Global Acquisition	—	1,699.1	(19)
Revolving Credit Facility, of which drawn	35.0	—
Euro Senior Secured Notes due 2017, net of issuance discount	1,400.2	—
USD Senior Secured Notes due 2017, net of issuance discount	611.4	—
Senior Notes due 2019, net of issuance discount	649.7	—
Subtotal Amount of Third-Party Financial Debt	2,696.3	1,699.1

Accrued Interest and Capitalized Transaction Costs	13.7	(8.6)
Third-Party Financial Debt per EU-IFRS Balance Sheet	2,710.0	1,690.5

Cash and cash equivalents	(87.9)	(185.0)
Net Debt(20)	2,622.1	1,505.5

March 2010 Refinancing

On November 20, 2009, UPC Germany as part of the acquisition financing for Unitymedia issued:

•                  €1,430 million principal amount of 8.125% senior secured notes due 2017

•                  $845 million principal amount of 8.125% senior secured notes due 2017

•                  €665 million principal amount of 9.625% senior notes due 2019.

In addition, on December 21, 2009, UPC Germany entered into an €80 million secured revolving credit facility agreement. The proceeds from the November 20, 2009 note issuances were used to fund a portion of the purchase price for the Unitymedia acquisition upon closing of the transaction on January 28, 2010. In addition, on March 2, 2010, as part of the debt pushdown to Unitymedia and certain of its operating subsidiaries, the remaining proceeds from the note issuances were used to redeem Unitymedia’s then existing indebtedness, which consisted of the following:

•                  €1,350 million senior secured floating rate notes due 2013 (of which €1,024 million was outstanding);

•                  €235 million 10.125% senior notes due 2015 (and payment of applicable call premium of €12 million);

•                  $151 million 10.375% senior notes due 2015 (and payment of applicable call premium of $8 million);

•                  €215 million 8.75% senior notes due 2015 (and payment of applicable call premium of €9 million); and

•                  €100 million term loan facility.

Additionally, Unitymedia’s existing undrawn €130 million revolving credit facility was cancelled. Accrued interest on Unitymedia’s existing indebtedness of €13 million in the aggregate was also paid. Unitymedia used approximately €198 million of cash on the balance sheet to repay a portion of the above-described existing indebtedness as part of the March 2, 2010 refinancing.

About Unitymedia

Unitymedia is the second largest cable operator in Germany and an indirectly owned subsidiary of Liberty Global, Inc. We provide analog and digital cable television services as well as internet and telephony services to our customers who reside in our upgraded network area in the federal states of North Rhine-Westphalia and Hesse. Our cable network, which passes approximately 8.8 million homes, is one of the most technically advanced in Europe. In addition to this core business, we operate a digital pay TV satellite platform, arenaSAT, which is part of our arena segment. As of March 31, 2010, Unitymedia had approximately 4.5 million video subscribers, including 1.4 million digital video RGUs, 639,000 internet RGUs and 638,000 telephony RGUs. More information on Unitymedia can be found at http://www.unitymedia.de.

Unitymedia´s ultimate parent, Liberty Global, Inc., is the leading international cable operator offering advanced video, voice and broadband internet services and operating state-of-the-art networks across 14 countries principally located in Europe, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our ability to increase ARPU per customer through bundling of advanced services; the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our insight and expectations regarding competitive and economic factors in our markets; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our unaudited consolidated financial statements for the three months ended March 31, 2010 prior to the end of May 2010, at which time they will be posted to the investor relations section of the Unitymedia website (www.unitymedia.de) and the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading.

Our financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under accounting principles generally accepted in the United States (“U.S. GAAP”) while the financial figures contained in this release are prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations — Unitymedia		Corporate Communications — Unitymedia
Mario Wilhelm	+49 221.37792.196	Katrin Köster	+49 221.37792.159
Christian Fangmann	+49 221.37792.151

Investor Relations — Liberty Global
Christopher Noyes	+1 303.220.6693
Molly Bruce	+1 303.220.4202
K.C. Dolan	+1 303.220.6686

Operating Statistics Under Revised RGU Definition

(in ‘000s unless otherwise stated)	Q1 2010	Q4 2009	Q3 2009	Q2 2009	Q1 2009	Q4 2008

Unitymedia Cable Segment

Footprint
Homes Passed(1)	8,802	8,786	8,757	8,744	8,735	8,685
Two-Way Homes Passed(2)	8,115	8,095	7,839	7,690	7,526	7,222

Subscribers (RGUs)(3)
Analog Cable(4)	3,109	3,171	3,258	3,306	3,373	3,499
Digital Cable(5)	1,415	1,362	1,301	1,265	1,204	1,116
Total Video	4,523	4,533	4,558	4,570	4,577	4,615
Internet(6)	639	589	542	499	442	380
Telephony(7)	638	586	535	490	428	363
Total RGUs	5,800	5,708	5,635	5,559	5,447	5,358

Penetration
Digital Cable as a % of Total Video Subscribers(8)	31.3%	30.0%	28.5%	27.7%	26.3%	24.2%
Internet as a % of Two-Way Homes Passed(9)	7.9%	7.3%	6.9%	6.5%	5.9%	5.3%
Telephony as a% of Two-Way Homes Passed(9)	7.9%	7.2%	6.8%	6.4%	5.7%	5.0%

Customer Relationships
Customer Relationships(10)	4,572	4,533	4,558	4,570	4,577	4,615
RGUs per Customer Relationship	1.27	1.26	1.24	1.22	1.19	1.16

ARPU (€)(11)
Blended ARPU per Customer Relationship	14.68	14.26	13.91	14.06	13.69	N/A

arena Segment
arenaSAT Customers(12)	51	57	68	105	184	191

Key Financial Overview and Reconciliations Under Revised Revenue(13), Depreciation & Amortization, Financial Income(21), Financial Expenses(21) and Adjusted EBITDA Definitions(14)

Quarter ended March 31, 2010
(in €m)	Cable	arena	Consolidated

Revenue	227.6	3.4	231.0

Reportable Segment Adjusted EBITDA	120.2	1.1	121.2

Share Based Payments	(7.3)	0.0	(7.3)
Related Party Fees and Allocations(22)	(5.8)	0.0	(5.8)
Reportable Segment EBITDA	107.1	1.1	108.1

Depreciation and Amortization	(70.3)	(0.2)	(70.4)
Reportable Segment EBIT	36.8	0.9	37.7

Financial Income	8.4	0.0	8.4
Financial Expenses	(143.1)	0.0	(143.1)
Income Tax Benefit (Expenses)	27.4	(0.4)	27.0
Profit (Loss) for the Period	(70.5)	0.5	(70.0)

Capital Expenditures (“CapEx”)	49.3	0.0	49.3

Adjusted EBITDA Margin	52.8%	31.7%	52.4%
CapEx as % of Revenue	21.6%	0.4%	21.3%

Quarter ended March 31, 2009
(in €m)	Cable	arena	Consolidated

Revenue	217.1	79.6	296.7

Reportable Segment Adjusted EBITDA	111.0	9.9	120.9

Expenses Related to Business Acquisitions	(0.1)	0.0	(0.1)
Share Based Payments	(0.5)	0.0	(0.5)
Reportable Segment EBITDA	110.5	9.9	120.4

Depreciation and Amortization	(68.5)	(0.7)	(69.2)
Reportable Segment EBIT	42.0	9.2	51.2

Financial Income	6.0	0.7	6.8
Financial Expenses	(39.1)	0.0	(39.1)
Income Tax Expenses	(5.3)	(1.2)	(6.5)
Profit for the Period	3.6	8.7	12.4

Capital Expenditures	60.8	0.3	61.1

Adjusted EBITDA Margin	51.1%	12.5%	40.8%
CapEx as % of Revenue	28.0%	0.4%	20.6%

Footnotes

(1)

Homes Passed are homes or residential multiple dwelling units that can be connected to our network without materially extending the distribution plant, except for direct-to-home satellite (“DTH”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(2)

Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet services and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(3)

Revenue Generating Unit (“RGU”) is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period.

(4)

Analog Cable Subscriber is a home or a residential multiple dwelling unit that receives our analog cable service over our broadband network. Beginning in Q2 2009, Analog Cable Subscribers include customers in multiple dwelling units that subscribe to our video services without an underlying contract through the landlord.

(5)

Digital Cable Subscriber is a home or residential multiple dwelling unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.

(6)

Internet Subscriber is a home or residential multiple dwelling unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. We offer a 128Kbps wholesale internet service to housing associations on a bulk basis. As of Q1 2010, our Internet Subscribers include approximately 5,000 subscribers within such housing associations who have requested and received a modem that enables the receipt of our wholesale internet service.

(7)	Telephony Subscriber is a home or residential multiple dwelling unit that receives voice services over our network.

(8)	Digital cable penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

(9)	Internet and telephony penetration is calculated by dividing the internet and telephony RGUs by two-way homes passed.

(10)

Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual will count as two Customer Relationships. Beginning Q1 2010 we also include subscribers not taking a video service but subscribing to our internet and/or telephony services. As of Q1 2010, we had approximately 48,000 of these customers.

(11)

ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period. ARPU per Customer Relationship for Q1 2010 includes approximately 48,000 subscribers not taking a video service but subscribing to our internet and/or telephony services while ARPU per Customer Relationship for prior periods exclude such subscribers.

(12)	arena Customer is a home or a residential multiple dwelling unit that receives our video programming directly via DTH satellite.

(13)

Beginning Q1 2010, revenue for Unitymedia Cable includes subscription revenues, carriage fees, interconnection fees, installation fees and other revenue (including dunning fees, call center call charges and other revenue), whereas in prior periods dunning fees were included under Other Income. Prior period figures have been adjusted to conform to the revised definition. For arena, revenue primarily includes subscription revenue in Q1 2010 and also included sublicense revenue and Premiere share revenue recognition until Q2 2009, as the underlying Bundesliga sublicense agreement with Premiere expired on June 30, 2009.

(14)

Under EU-IFRS, EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation, restructuring charges, related party fees and allocations charged by our parent company and certain other operating charges or credits. Operating charges or credits related to acquisitions or divestures are defined as (i) gains and losses on the disposition of long-lived assets and (ii) direct acquisition costs such as third party due diligence, legal and advisory costs. Our management believes Adjusted EBITDA is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA should not replace the measures in accordance with EU-IFRS as an indicator of the company’s performance, but rather should be used in conjunction with the most directly comparable IFRS measure. Adjusted EBITDA is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. A reconciliation of segment Adjusted EBITDA to our net profit/(loss) is presented on page 9.

(15)

Capital expenditures (“CapEx”) consist of expenditures for property, plant and equipment and intangibles (except for customer lists) as reported in our EU-IFRS cash flow statement, and do not include financial assets. Q1 2009 Cable CapEx excludes €8 million for the acquisition of third party cable networks.

(16)	We define Adjusted EBITDA Margin to mean Adjusted EBITDA as a percentage of revenue.

(17)	Based on a USD/EUR exchange rate of 1.3602 per debt push down on March 2, 2010 and including foreign exchange gains as per March 31, 2010.

(18)	Nominal amount of €80 million, of which €35 million was drawn as of March 31, 2010.

(19)	Net of €251 million repurchased but not retired FRNs.

(20)

Net debt is the value of bonds and bank liabilities as shown in the EU-IFRS financial statements less cash on hand. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(21)

Beginning Q1 2010, the loss from foreign currency transactions and the related gain on the swap were presented separately within financial expenses and financial income, respectively. In prior periods the loss from foreign currency transactions and the related gain on the swap were presented on a net basis. Prior period figures have been adjusted to conform to the revised definition.

(22)	Represents non-cash charge from parent for general support and administration services rendered.